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                                                                EXHIBIT 99(c)(1)

                             ALLEGIANCE CORPORATION
                      STOCK OPTION PLAN ADOPTED MAY 7, 1998
                               TERMS & CONDITIONS

1.  PURPOSE

This Stock Option Plan ("Plan") is adopted pursuant to the Allegiance Corporation 1998 Incentive Compensation Program ("Program") for the purposes stated in the Program.

2.  PARTICIPANTS

Participants in this Plan ("Optionee") shall be valued employees of Allegiance Corporation or its subsidiaries ("Company") who have been selected by the Committee, as defined in the Program ("Committee"), and to whom the Committee makes an award of an option ("Option") under this Plan.

3.  AWARDS

Each Option shall consist of a Stock Option as defined in the Program and is granted under the terms and conditions contained in the Program and this Plan. Terms defined in the Program shall have the same meaning as terms used in this Plan. To the extent that any of the terms and conditions contained in this Plan are inconsistent with the Program, the terms of the Program shall control. The Option is not intended to qualify as an Incentive Stock Option within the meaning of section 422 of the United States Internal Revenue Code.

4.  VESTING, EXERCISE AND EXPIRATION

4.1 The Option will vest in three equal installments on the first, second and third anniversary of the grant date. The Option shall continue to vest until it expires pursuant to Sections 4.2 and 4.4 except that the Option shall continue to vest for three years after the Optionee's employment is terminated at or after age 55.

4.2 If the Optionee's employment by the Company is terminated by death or disability more than twelve (12) months after the date on which the Option is granted, all outstanding shares will become immediately exercisable and the Optionee or the Optionee's legal representative or the person or persons to whom the Optionee's rights under the Option are transferred by will or the laws of descent and distribution shall have the right to exercise the Option until it expires pursuant to Section 4.4.

    If the Optionee's employment by the Company is terminated by death or disability within the first twelve (12) months after the date on which the Option is granted, the Option shall vest for one year after the Optionee's death or disability date. The Optionee or the Optionee's legal representative or the person or persons to whom the Optionee's rights under the Option are transferred by will or the laws of descent and


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distribution shall have the right to exercise the Option until it expires pursuant to Section 4.4.

    If the Optionee's employment by the Company is terminated for any other reason (except as described in Section 4.1 or paragraphs one or two of Section 4.2), the Option shall vest for three months from the date of termination.

4.3 When vested and until it expires, the Option may be exercised in whole or in part in the manner specified by the Company. If exercised in part, the Option must be exercised in installments consisting of at least 100 shares or, if options for less than 100 shares are then exercisable, for the number of shares then exercisable. Shares of Common Stock may not be used to pay the exercise price of the Option unless certificates representing such shares have been issued and are delivered by the Optionee in accordance with the requirements specified by the Company. Residents of the United Kingdom may not use shares of Common Stock to pay the exercise price of the Option in any circumstances.

4.4 The Option shall expire at the close of business on the earlier of a date determined as follows or, if such date is not a Business Day, then the last Business Day preceding such date: (i) five years after the date on which employment of the Optionee by the Company shall have been terminated by retirement at or after age 55; (ii) one year after the date on which employment of the Optionee by the Company shall have been terminated by the Optionee's death or disability; (iii) three months after the date on which employment of the Optionee by the Company shall have terminated except as provided in subsection 4.4 (i) and (ii), unless the Optionee dies or becomes disabled during said three-month period, in which case the relevant date shall be one year after the termination; or (iv) ten years from the date on which the Option was granted. "Business Day" shall mean any day, other than Saturday or Sunday, when the corporate headquarters of the Company is open for the transaction of business and when the Common Stock is traded on the New York Stock Exchange. A transfer of an Optionee from employment by one corporation to another among Allegiance Corporation and its subsidiaries, or a transfer of an Optionee to employment by another corporation which assumes the Option or issues a substitute Option in a transaction to which section 424 of the Internal Revenue Code applies, shall not be considered a termination of employment for purposes of the Option.




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